Exhibit 23.1
Independent Registered Public Accounting Firm’s Consent

Re:  Adsouth Partners, Inc. Registration Statement No. 333-118049.

We consent to the incorporation by reference in the aforementioned Registration Statement of Adsouth Partners, Inc. of our report dated February 25, 2006, except for Note No. 17 (b) which is as of March 15, 2006, Note 17(c) which is as of March 1, 2006, and Note No. 17 (d) which is as of March 28, 2006 with respect to our audits of the consolidated financial statements, of Adsouth Partners, Inc. as of December 31, 2005 and for the years ended December 31, 2005 and 2004 appearing in the Annual Report on Form 10-KSB of Adsouth Partners, Inc. for the year ended December 31, 2005. We also consent to the reference of our firm under the heading “Experts” in such Prospectuses.

/s/ Marcum & Kliegman LLP

New York, New York
March 29, 2006